EXHIBIT 99.1

GLOBAL MED
TECHNOLOGIES ®

Press Release
June 16, 2004

Global Med Technologies®, Inc. Announces
Backlog from Business Generated
in Last Six Months Valued at over $3 Million

Denver, CO – During the past six months, Global Med Technologies®, Inc. entered into customer relationships and a letter of intent for SafeTrace® and SafeTrace Tx®* with potential five-year revenues that the Company believes may be in excess of $3 million. As of March 31, 2004, the Company had recognized approximately $150 thousand in revenues from these sources and contracts, and a number of these were entered into after March 31, 2004. Therefore, management of the Company believes that these revenue sources and the potential contract underlying the letter of intent represent an opportunity for the Company to recognize over $2.9 million in additional revenues over the next five years, with a possibility that a majority of the revenues will be front-loaded over the first two years. The estimated revenue from these sources consists of software license fees, implementation fees, and maintenance fees and assumes the Company will provide maintenance services during the five-year period.

Dr. Mick Ruxin, Chairman and CEO of Global Med Technologies, Inc., stated, “Our customer base has grown and the Company currently has over 133 hospital transfusion sites with SafeTrace Tx, and the SafeTrace donor system is installed at over 125 locations, establishing a solid platform for our business model of growing revenue on a firm base of recurring revenue derived primarily from maintenance fees. Our pipeline of opportunities continues to expand domestically and now internationally following our recently announced success in Africa.”

Dr. Ruxin continued, “The focus of our company has always been to provide high quality products and services to our customers with the highest regard for safety. Our software products have become the standard in the industry which is why our products are firmly established in the marketplace.” Dr. Ruxin added, “Our opportunity for continued growth, both in the United States and internationally, remains very strong through our internal sales force as well as through our channel partners.”

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Together, the SafeTrace Tx advanced transfusion management system and the SafeTrace donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Press Inquiries: Patti Larson Senior Director of Marketing Development 916-404-8492	Investor Inquiries: Tom Marcinek President and COO 916-404-8413

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports.

*Patent Pending